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OMB Number:3235-0145
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hours per form 14.90

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. *)


*
Redwood Trust, Inc.

*

---------------------------------------------------------------------------

		Common Stock

*
758075402

*
Elizabeth D. Giorgis
	Gruber and McBaine Capital Management
  50 Osgood Place, Penthouse
San Francisco, CA 94133
(415) 981-2101
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

*
				March 16, 2000

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 758075402	Page 2 of 14 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	496,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
496,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
496,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.64
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
OO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 758075402	Page 3 of 14 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	84,700
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	496,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	84,700
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
496,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
580,700
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.61
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 758075402	Page 4 of 14 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

J. PATTERSON McBAINE
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	496,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
496,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
496,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.64
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 758075402	Page 5 of 14 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

LAGUNITAS PARTNERS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	206,200
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
206,200
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
206,200
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.35
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 758075402	Page 6 of 14 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

THOMAS O. LLOYD-BUTLER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X/
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	496,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
496,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
496,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.64
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 758075402	Page 7 of 14 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

ERIC B. SWERGOLD
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X/
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	3,000
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	496,000
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	3,000
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
496,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
499,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.68
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 758075402	Page 8 of 14 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Redwood Trust, Inc. ("RWT"). The principal executive office of RWT is located at 591 Redwood Highway, Suite 3100, Mill Valley, CA 94941.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D.
Gruber (Gruber); J. Patterson McBaine (McBaine); Thomas O. Lloyd-Butler
(TLB); Eric B. Swergold (Swergold), and Lagunitas Partners, L.P., a California limited partnership (Lag).

(b)	The business address of LLC, Gruber, McBaine, TLB, Swergold, and
Lag is 50 Osgood Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the
Managers of LLC and TLB and Swergold are members of LLC. Lag is an investment limited partnership. LLC is the general partner of Lag.

(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 758075402	Page 9 of 14 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	Source of Funds	Amount

LLC	Capital Under Management	$4,167,921
Gruber	Personal Funds	$1,178,308
Swergold	Personal Funds	$42,738
Lag	Working Capital	$2,975,521


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


Aggregate
Beneficially
Owned	Voting Power	Dispositive Power
Name Number	Percent	Sole	Shared	Sole	Shared

Lag	206,200	2.35		0		206,200	0		206,200
LLC	496,000	5.64		0		496,000	0		496,000
Gruber580,700	6.61		84,700	496,000	0		496,000
McBaine496,000	5.64		0		496,000	0		496,000
TLB	496,000	5.64		0		496,000	0		496,000
Swergold499,0005.68		3000		496,000	0		496,000

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since December 31, 1998:

SCHEDULE 13D

CUSIP No. 758075402	Page 10 of 14 Pages


Purchase	Number	Price
Name	 or Sale	Date	of Shares	Per Share

Lag		P	12/31/98		7000			13.90
LLC		P	12/31/98		6000			13.90
Gruber	P	12/31/98		1500			13.90
Swergold	P	12/31/98		500			13.90
LLC		P	1/4/99		3300			14.15
LLC		P	1/5/99		2500			14.60
Lag		P	1/5/99		3200			14.60
Gruber	P	1/5/99		1500			14.60
Lag		P	1/6/99		3700			15.88
Lag		P	1/15/99		3000			16.05
LLC		P	1/15/99		1500			16.05
LLC		P	1/26/99		5800			14.54
Gruber	P	1/26/99		1000			14.54
LLC		P	2/16/99		2000			13.78
Gruber	P	2/17/99		1000			13.93
LLC		P	2/17/99		7000			13.93
LLC		P	2/19/99		7500			14.45
Lag		P	2/19/99		6000			14.45
Gruber	P	2/19/99		1500			14.45
Gruber	P	3/10/99		2000			15.56
Laga		P	3/10/99		10000		15.56
LLC		P	3/10/99		14000		15.56
LLC		P	3/11/99		3000			15.66
Lag		P	3/11/99		5000			15.66
Gruber	P	3/11/99		1000			15.66
Lag		P	5/18/99		5000			16.38
LLC		P	5/18/99		1400			16.38
Lag		P	5/19/99		3600			16.55
Lag		P	5/20/99		5000			16.43
LLC		P	5/20/99		5000			16.43
Gruber	P	5/21/99		1900			16.68
LLC		P	5/21/99		3000			16.68
Swergold	P	5/21/99		100			16.68
Gruber	P	5/24/99		1500			16.80
Gruber	P	5/25/99		2000			16.80
LLC		P	5/25/99		1600			16.80
Gruber	P	6/3/99		1000			16.61
Lag		P	6/3/99		5000			16.61
LLC		P	6/3/99		4000			16.61
Gruber	P	6/15/99		900			16.93
Swergold	P	6/15/99		100			16.93
Gruber	P	6/19/99		1000			16.99
Gruber	P	6/17/99		2000			17.05
Lag		P	6/17/99		13000		17.05
LLC		P	6/17/99		11000		17.05
Lag		P	6/23/99		5000			17.05
LLC		P	6/23/99		2100			17.05

SCHEDULE 13D

CUSIP No. 758075402	Page 11 of 14 Pages

Gruber	P	7/6/99		8000			16.30
Lag		P	7/6/99		12000		16.30
LLC		P	7/6/99		7000			16.30
Swergold	P	7/6/99		300			16.30
Gruber	P	7/7/99		1500			16.64
Lag		P	7/7/99		8000			16.64
LLC		P	7/7/99		7000			16.64
McBaine	P	7/7/99		1500			16.64
McBaine	P	7/8/99		500			16.55
McBaine	P	7/14/99		500			16.67
LLC		P	7/14/99		1600			16.67
Lag		P	7/15/99		2000			17.16
LLC		P	7/15/99		2600			17.16
McBaine	P	7/15/99		500			17.16
Lag		P	7/16/99		6000			17.68
LLC		P	7/16/99		3400			17.68
McBaine	P	7/16/99		500			17.68
Gruber	P	7/22/99		500			16.55
LLC		P	7/22/99		7000			16.55
Gruber	P	7/29/99		1100			16.30
Gruber	P	8/3/99		2000			16.55
Lag		P	8/3/99		11000		16.55
LLC		P	8/3/99		15900		16.55
Gruber	P	8/5/99		1000			16.56
LLC		P	8/5/99		4000			16.56
Lag		P	8/10/99		10000		15.30
LLC		P	8/10/99		10000		15.30
Gruber	P	8/11/99		1500			15.54
LLC		P	8/11/99		1000			15.54
Gruber	P	9/22/99		1500			13.55
Lag		P	9/22/99		8000			13.55
LLC		P	9/22/99		8000			13.55
Lag		P	10/26/99		5000			12.05
LLC		P	10/26/99		3000			12.05
Swergold	P	10/26/00		200			12.05
Gruber	P	10/29/99		2000			12.76
Lag		P	10/29/99		5000			12.76
Gruber	P	12/16/99		17900		11.64
Gruber	S	12/16/99		17900		11.61
Lag		S	12/16/99		53600		11.61
LLC		P	12/16/99		57600		11.64
LLC		S	12/16/99		4000			11.61
McBaine	P	12/16/99		3400			11.64
McBaine	S	12/16/99		3400			11.61
Swergold	P	12/16/99		200			11.74
Swergold	S	12/16/99		200			11.64
Gruber	P	2/4/00		4400			12.93
Lag		P	2/4/00		9000			12.93
LLC		P	2/4/99		5000			12.93
Gruber	P	3/3/00		2500			12.24
Lag		P	3/3/00		5000			12.24

SCHEDULE 13D

CUSIP No. 758075402	Page 12 of 14 Pages

LLC		P	3/3/00		7500			12.24
Gruber	P	3/7/00		1500			12.30
Lag		P	3/7/00		4500			12.30
Gruber	P	3/8/00		1000			12.54
Lag		P	3/8/00		6000			12.54
LLC		P	3/8/00		3000			12.54
Lag		P	3/10/00		2100			12.48
LLC		P	3/10/00		1000			12.48
Swergold	P	3/10/00		200			12.48
Gruber	P	3/15/00		4000			13.34
Lag		P	3/15/00		9000			13.34
LLC		P	3/15/00		3900			13.34
Gruber	P	3/16/00		4500			14.10
Lag		P	3/16/00		25000		14.10
LLC		P	3/16/00		25500		14.10
Gruber	P	3/22/00		3500			14.17
Lag		P	3/22/00		10000		14.17
LLC		P	3/22/00		6500			14.17
Gruber	P	3/23/00		1600			14.44
Lag		P	3/23/00		3000			14.44
Gruber	P	3/31/00		3000			15.04
Lag		P	3/31/00		7000			15.04
LLC		P	3/31/00		5400			15.04
Gruber	P	4/3/00		4000			15.04
Lag		P	4/3/00		3000			15.04
LLC		P	4/3/00		3000			15.04
Gruber	P	4/19/00		3000			14.94
Lag		P	4/19/00		7000			14.94
LLC		P	4/19/00		5500			14.94
Gruber	P	4/20/00		1000			14.99
Lag		P	4/20/00		3500			14.99
Gruber	P	4/24/00		4800			14.97
Lag		P	4/24/00		10000		14.97
LLC		P	4/24/00		9000			14.97
Swergold	P	4/24/00		1200			14.97
Lag		P	4/25/00		4200			14.80
LLC		P	4/25/00		2000			14.80
Lag		P	4/27/00		3000			14.56
LLC		P	4/27/00		9000			14.56
Gruber	P	4/28/00		2000			14.59
LLC		P	4/28/00		2900			14.59
Swergold	P	4/28/00		100			14.59
Gruber	P	5/2/00		3000			15.01
Lag		P	5/2/00		6000			15.01
LLC		P	5/2/00		1100			15.01
McBaine	S	6/1/00		3500			13.51
Gruber	P	6/14/00		2000			13.89
Lag		P	6/14/00		1000			13.89
LLC		P	6/14/00		1700			13.89
Swergold	P	6/14/00		300			13.89

SCHEDULE 13D

CUSIP No. 758075402	Page 13 of 14 Pages

ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

LLC is the general partner of Lag, pursuant to a limited partnership agreement. This agreement provides to the general partner the authority, among other things, to invest the funds of Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of Lag. Also pursuant to those limited partnership agreements, LLC is entitled to fees based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of its various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	August 8, 2000

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Eric B. Swergold

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager

SCHEDULE 13D

CUSIP No. 758075402	Page 14 of 14 Pages


EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of RWT. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, L.L.C., as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  August 8, 2000.

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Eric B. Swergold

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager



F:\DMS\M-CORP\INV_ADV\0113476.WP
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